EXHIBIT 12-1

                           FOSTER WHEELER CORPORATION

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                           9 MONTHS
                                                             1999
                                                             ----
EARNINGS:
---------

Net Loss                                                   $ (2,122)
Taxes on Income                                               4,981
Total Fixed Charges                                          70,208
Capitalized Interest                                         (3,167)
Capitalized Interest Amortized                                1,638
Equity Earnings of non-consolidated associated companies
        accounted for by the equity method,
        net of dividends                                     (7,099)
                                                           --------
                                                           $ 64,439
                                                           ========

FIXED CHARGES:
--------------

Interest Expense                                           $ 52,701
Capitalized Interest                                          3,167
Imputed Interest on non-capitalized lease payments           14,340
                                                           --------
                                                           $ 70,208
                                                           ========
Ratio of Earnings to Fixed Charges                         $   0.92
                                                           ========



* There were no preferred shares outstanding during any of the periods indicated and therefore the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for each period indicated.